Exhibit 99.1

One Ameren Plaza 1901 Chouteau Avenue St. Louis, MO 63103

Contact:

Media	Analysts	Investors
Susan Gallagher	Bruce Steinke	Investor Services
(314) 554-2175	(314) 554-2574	invest@ameren.com
sgallagher@ameren.com	bsteinke@ameren.com

FOR IMMEDIATE RELEASE

Ameren Corporation Announces AmerenIP Refinancing

ST. LOUIS, April 4, 2008 — Ameren Corporation (NYSE: AEE) announced today the pricing of a private offering of $337 million of 6.25% senior secured notes due 2018 by its subsidiary   Illinois Power Company, doing business as AmerenIP.  The transaction is expected to close on April 8, 2008.  AmerenIP intends to use the net proceeds of this private offering of approximately $334 million to repay a portion of outstanding long-term debt.

The notes will be offered and sold only to qualified institutional buyers in accordance with Rule 144A and Regulation S under the Securities Act of 1933.  When issued, the notes will not have been registered under the Securities Act of 1933 or state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the notes or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which, or to any person to whom, such an offer, solicitation or sale is unlawful.  Any offers of the notes will be made only by means of a private offering memorandum.

AmerenIP is a subsidiary of St. Louis-based Ameren Corporation.  Ameren companies serve 2.4 million electric customers and one million natural gas customers in a 64,000-square-mile area of Missouri and Illinois.